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                                                                    Exhibit 9.35

                           Nicholas-Applegate Mutual Funds
                                  600 West Broadway
                                      30th Floor
                             San Diego, California 92101

December __, 1996

Nicholas-Applegate Capital Management
600 West Broadway
30th Floor
San Diego, CA 92101

Ladies and Gentlemen:

         This will confirm our agreement that the expense limitation letter agreement between us dated September 27, 1993, as previously amended, is hereby further amended to add the following new Portfolio and Percentage Limitation to Appendix A thereof:

    NAME OF PORTFOLIO             PERCENTAGE LIMITATION
    -----------------             ---------------------

    Nicholas-Applegate Large                1.00%
    Cap Growth Institutional
    Portfolio

         The Percentage Limitation set forth above will continue until March 31, 1998, unless voluntarily extended by you, and will be subject to the reimbursement provisions set forth in the Portfolios' prospectus.

         In all other respects, the expense limitation letter agreement, as previously amended, will remain in full force and effect. Please sign this letter below to confirm your agreement with these amendments.

Sincerely,



--------------------------
E. Blake Moore, Jr.
Secretary


AGREED:
Nicholas-Applegate Capital Management
By: Nicholas-Applegate Capital
    Management Holdings, L.P.,
    its general partner
By: Nicholas-Applegate Capital
    Management Holdings, Inc.,
    its general partner


By:
   -----------------------
    E. Blake Moore, Jr.
    Secretary